Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 18, 2022, relating to the consolidated financial statements and consolidated financial statement schedule of Tenet Healthcare Corporation and subsidiaries, and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tenet Healthcare Corporation for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Dallas, Texas
August 15, 2022